Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc.

Announces Redemption of 60% of its

8% Series A Cumulative Redeemable Preferred Stock

Represented by 2,400,000 Depositary Shares

January 31, 2013

For Immediate Release

BETHESDA, MARYLAND - Saul Centers, Inc. (NYSE: BFS) (the “Company”) today called for redemption of 60% of the outstanding shares of its 8% Series A Cumulative Redeemable Preferred Stock represented by 2,400,000 depositary shares, each representing 1/100th of a Series A Preferred Share (the “Depositary Shares”, CUSIP: 804395200; NYSE: BFSPrA). The Depositary Shares will be redeemed on March 2, 2013 at $25.00 per share, plus all accumulated and unpaid distributions through the redemption date, for an aggregate redemption price of $25.3389 per share. The Depositary Shares will be redeemed, as to registered holders, on a pro rata basis, as nearly as practicable.

The redemptions will be made in accordance with The Depositary Trust Company’s procedures. The Depositary Shares shall be surrendered for payment of the redemption price to Continental Stock Transfer & Trust Company, the redemption and paying agent. After the redemption date, dividends will cease to accrue on the Depositary Shares that were redeemed, regardless of whether they were surrendered for payment.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 59 community and neighborhood shopping center and mixed-use properties totaling approximately 9.5 million square feet of leasable area. Over 85% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore, MD area.

Contact: Scott V. Schneider

(301) 986-6220

www.SaulCenters.com